EXHIBIT 99.1

HUGHES ANNOUNCES FULL YEAR AND FOURTH QUARTER 2003 RESULTS

Revenues Increase 20% in the Fourth Quarter and Surpass the $10 Billion

Mark for the Full Year on 14% Growth;

Full Year Operating Profit Before Depreciation and Amortization1

Improves 42% to over $1.2 Billion; Operating Profit Improves to $146 Million

Fourth Quarter 2003 Cash Flow of over $200 Million brings

Full Year Cash Flow2 to Nearly $650 Million

El Segundo, Calif., February 10, 2004 – Hughes Electronics Corporation (NYSE:HS) today announced full year and fourth quarter 2003 results.

FULL YEAR & FOURTH QUARTER 2003 FINANCIAL AND OPERATIONAL HIGHLIGHTS

•	DIRECTV U.S. adds a record number of gross owned and operated subscribers in the fourth quarter and the full year.

•	Fourth quarter net owned and operated subscriber additions at DIRECTV U.S. increase 39% to 405,000; 1.19 million subscribers added for the full year 2003.

•	DIRECTV U.S. revenues increase 24% to $2.26 billion in the fourth quarter and 19% to $7.70 billion for the full year.

•	Operating profit before depreciation and amortization at DIRECTV U.S. increases 46% in 2003 to $956 million and operating profit nearly doubles to $459 million.

•	Average monthly revenue per DIRECTV U.S. subscriber (ARPU) increases 11% in the fourth quarter and 7% for the full year to $71.70 and $63.90, respectively.

•	DIRECTV U.S. achieves 1.45% average monthly churn rate in the fourth quarter and 1.5% for the full year, the lowest rates in over four years.

OPERATIONAL RESULTS

“With 2003 revenues growing by 14% to over $10 billion and operating profit before depreciation and amortization increasing 42% to more than $1.2 billion, Hughes’ results reflect not only the substantial operating and financial progress that Hughes has made in recent years but also points to the tremendous potential that exists for the new management team,” said Chase Carey, Hughes’ president and chief executive officer.

“In the fourth quarter, DIRECTV U.S. was the driving force behind most of Hughes’ growth,” Carey continued. “Subscriber growth at DIRECTV U.S. was very strong with a record 861,000 gross owned and operated subscribers added during the quarter — and with average monthly churn at a four-year low of 1.45% in the quarter, DIRECTV U.S. added 405,000 net owned and operated customers in the quarter, representing a 39% increase over the fourth quarter of 2002. DIRECTV U.S. also generated significant revenue growth in the quarter of 24% driven by the strong subscriber growth and a $7, or 11% increase in ARPU to $71.70.”

Carey finished, “Looking ahead, I have great expectations for the businesses. Simply put, we intend to make DIRECTV® the best television experience in the United States. To reach this goal, we will launch new and expanded services — including digital video recorders, interactivity, high-definition television, local channels and electronic program guides — that will be innovative, exciting and easy-to-use. In addition, we will improve customer service, marketing, sales and distribution. With these new initiatives plus our affiliation with News Corporation and Fox, I am confident that we will drive significant subscriber and cash flow growth at DIRECTV U.S. and Hughes for many years to come.”

Summary of Hughes’ Consolidated Results	Three Months Ended December 31,		Twelve Months Ended December 31,
($ Millions except per share amounts)	2003	2002	2003	2002
Revenues	$2,953	$2,451	$10,121	$8,863
Operating Profit Before Depreciation and Amortization	160	282	1,229	868
Operating Profit (Loss)	(113)	18	146	(152)
Net Income (Loss)	(310)	113	(362)	(894)
Earnings (Loss) Per Common Share[4]	(0.22)	0.08	(0.26)	(0.70)
Cash Flow	243	584	646	394

HUGHES’ FOURTH QUARTER REVIEW

On December 22, 2003, General Motors (GM), Hughes Electronics, and News Corporation successfully completed the split-off of Hughes from GM and the acquisition by News Corporation of 34% of the outstanding common stock of Hughes. After completion of the transactions, News Corporation transferred its entire 34% interest in Hughes to its subsidiary, Fox Entertainment Group, Inc (Fox). In conjunction with these transactions, Hughes took a pre-tax charge of $132 million, recorded as “Selling, general and administrative expenses,” related primarily to employee retention and severance costs as well as bankers’ fees. In addition, at the close of the transaction, Hughes paid GM a special dividend of $275 million, which was recorded on the Consolidated Balance Sheets as a reduction to stockholders’ equity.

In the fourth quarter of 2003, Hughes’ revenues increased over 20% to $2.95 billion driven primarily by an increase in the number of subscribers and higher ARPU at DIRECTV U.S., and higher sales of DIRECTV® set-top boxes and DIRECWAY® satellite broadband services at Hughes Network Systems (HNS).

Operating profit before depreciation and amortization and operating profit declined to $160 million and a loss of $113 million, respectively, in the quarter principally due to the one-time pre-tax charge of $132 million related to the News Corporation transactions, as well as increased marketing costs at DIRECTV U.S. associated with the record gross additions and higher acquisition costs per subscriber. These declines were partially offset by improved efficiencies associated with the larger DIRECWAY residential subscriber base at HNS.

Hughes reported a fourth quarter 2003 net loss of $310 million compared to net income of $113 million in the same period of 2002. This was primarily due to a 2002 pre-tax gain of $600 million related to the settlement with EchoStar Communications Corporation (Echostar) in connection with the termination of its agreement for a proposed merger with Hughes, reorganization expense of $193 million in the fourth quarter of 2003 primarily due to the agreements reached with creditors in the DIRECTV Latin America, LLC bankruptcy proceedings, and the change in operating loss discussed above. Also impacting the quarter comparisons were charges in the fourth quarter of 2002 related to the write-down to market value of equity investments in XM Satellite Radio and Crown Media Holdings of $103 million and $44 million, respectively, $107 million in after-tax losses from the discontinued operations of DIRECTV Broadband and a $52 million pre-tax loss related to the exchange of Hughes’ ownership in Hughes Tele.com (India) Limited for an equity interest in and long term receivables from Tata Teleservices Limited and, in 2003, a $41 million gain resulting from an increase in the fair market value of an investment in XM Satellite Radio.

HUGHES’ FULL YEAR REVIEW

For the full year 2003, revenues increased over 14% to $10.12 billion mostly due to an increase in the number of subscribers and higher ARPU at DIRECTV U.S., and higher sales of DIRECTV set-top boxes and DIRECWAY satellite broadband services at HNS, partially offset by lower revenues at DIRECTV Latin America primarily due to the revenues generated in 2002 for the World Cup soccer tournament.

For the full year 2003, Hughes’ operating profit before depreciation and amortization increased 42% to $1.23 billion and operating profit was $146 million. These increases were driven by the additional gross profit gained from the higher revenues at DIRECTV U.S., reduced losses from both the 2002 World Cup programming and the rejection of certain contracts in connection with the bankruptcy filing by DIRECTV Latin America, as well as lower losses at HNS primarily due to the improved efficiencies associated with the larger DIRECWAY residential subscriber base. Also impacting the results was a one-time pre-tax charge of $132 million in 2003 related to the News Corporation transactions, a 2002 pre-tax charge of $56 million related to the final settlement of a contractual dispute with General Electric Capital Corporation (“GECC”) and a $95 million one-time net gain in 2002 due to the favorable resolution of a lawsuit filed against the U.S. government.

The net loss in 2003 was $362 million compared with a net loss of $894 million in 2002. In addition to the change in operating profit discussed above, the following events in 2002 had a favorable impact on the year-over-year comparison: a $681 million charge associated with Hughes’ adoption of Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” recorded as “Cumulative effect of accounting changes, net of taxes,” higher losses at DIRECTV Broadband, the pre-tax charges related to the write-down to market value of equity investments in XM Satellite Radio and Crown Media Holdings of $103 million and $44 million, respectively, an interest expense charge of $74 million related to the GECC settlement, and a $52 million pre-tax loss related to the exchange of Hughes’ ownership in Hughes Tele.com (India) Limited.

In addition, there were several items that partially offset these favorable year-over-year variances: a 2002 pre-tax gain of $600 million related to the settlement with EchoStar in connection with the termination of its agreement for a proposed merger with Hughes, a $159 million pre-tax gain on the sale of Thomson Multimedia S.A. shares in 2002, reorganization expense of $212 million in 2003 related to the DIRECTV Latin America, LLC bankruptcy proceedings and a $65 million pre-tax charge related to Hughes’ adoption of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (FIN-46) in 2003.

SEGMENT FINANCIAL REVIEW

Direct-To-Home Broadcast Segment

DIRECTV United States3

	Three Months Ended December 31,		Twelve Months Ended December 31,
Financial and Operational Summary	2003	2002	2003	2002
Revenue ($M)	$2,255	$1,813	$7,696	$6,445
Average monthly revenue per subscriber (ARPU) (Whole $)	$71.70	$64.70	$63.90	$59.80
Operating Profit Before Depreciation and Amortization ($M)	$166	$200	$956	$654
Operating Profit ($M)	$40	$77	$459	$249
Cash Flow ($M)	$11	$(81)	$374	$(6)

Gross Owned & Operated (O&O) Subscriber Additions (000’s)	861	711	3,006	2,811
Average monthly churn	1.45%	1.5%	1.5%	1.6%
Net O&O Subscriber Additions (000’s)	405	292	1,187	1,050

Fourth Quarter Review – DIRECTV U.S.

DIRECTV U.S. added a record 861,000 gross owned and operated subscribers in the fourth quarter of 2003 primarily due to more attractive consumer promotions, an increase in the number of markets in which DIRECTV offered local channels, and increased advertising. Average monthly churn improved to 1.45% driven principally by an increase in the average number of set-top boxes per subscriber as well as increased availability and subscriber purchases of local channels. After accounting for churn, DIRECTV U.S. added 405,000 net new owned and operated subscribers in the quarter, bringing the total number of DIRECTV owned and operated subscribers to 10.68 million as of December 31, 2003, representing a growth rate of 13% compared to the 9.49 million subscribers on December 31, 2002. In the fourth quarter, the total number of subscribers in National Rural Telecommunication Cooperative (“NRTC”) territories fell by 44,000 reducing the number of NRTC subscribers to 1.53 million at the end of the year. Including the NRTC subscribers, the DIRECTV U.S. platform had 12.21 million total subscribers as of December 31, 2003.

DIRECTV U.S. reported quarterly revenues of $2.26 billion, an increase of over 24% compared to last year’s fourth quarter revenues. The increase was due to continued strong subscriber growth and higher ARPU. ARPU increased $7 over the fourth quarter of 2002, or 11%, to $71.70 in the quarter primarily due to a March 2003 price increase, additional fees from the increase in the average number of set-top box receivers per customer, increased revenues from the NFL SUNDAY TICKET® package, and increased customer purchases of local channels.

Operating profit before depreciation and amortization and operating profit for the fourth quarter of 2003 declined to $166 million and $40 million, respectively, due to the increased marketing expenses associated with the record gross subscriber additions and higher acquisition costs per subscriber (“SAC”), partially offset by the additional gross profit gained from the increased revenues.

Full Year Review – DIRECTV U.S.

DIRECTV U.S. added a record 3.01 million gross owned and operated subscribers in 2003 compared to 2.81 million in 2002. The 7% increase was primarily due to more attractive consumer promotions, an increase in the number of markets in which DIRECTV offered local channels, and increased advertising. Average monthly churn declined to 1.5% in 2003 compared with 1.6% in 2002. The improvement was driven principally by an increase in the average number of set-top boxes per subscriber as well as increased availability and subscriber purchases of local channels. After accounting for churn, DIRECTV added 1.19 million net new owned and operated subscribers during the year compared with 1.05 million last year.

Revenues increased 19% to $7.70 billion in 2003 mostly due to the 1.19 million net new subscribers added in 2003 as well as higher ARPU. ARPU increased $4.10 over last year, or 7%, to $63.90 primarily due to a March 2003 price increase, additional fees from the increase in average number of set-top box receivers per customer, increased revenues from the NFL SUNDAY TICKET package, and increased customer purchases of local channels.

Operating profit before depreciation and amortization grew 46% to $956 million and operating profit nearly doubled to $459 million due to the additional gross profit gained from the increased revenues. These improvements were partially offset by the increased marketing expenses associated with the record gross subscriber additions and higher SAC.

DIRECTV Latin America

Financial and Operational Summary	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Revenue ($M)	$159	$141	$598	$680
Operating Loss Before Depreciation and Amortization ($M)	$(18)	$(13)	$(85)	$(202)
Operating Loss ($M)	$(66)	$(64)	$(285)	$(415)
Net Subscriber Additions (Losses) (000’s)	50	(22)	(83)	(28)

On March 18, 2003, DIRECTV Latin America, LLC announced that in order to aggressively address the company’s financial and operational challenges, it had filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The filing applies only to DIRECTV Latin America, LLC, a U.S. company, and does not include any of its operating companies in Latin America and the Caribbean, which are continuing regular operations. DIRECTV Latin America, LLC is currently soliciting creditor approval for its plan of reorganization and a confirmation hearing to consider approval by the bankruptcy court of the plan is scheduled for February 13, 2004. The company currently expects to emerge from bankruptcy later in the first quarter of 2004.

Fourth Quarter Review – DIRECTV Latin America

In the fourth quarter of 2003, DIRECTV Latin America added 50,000 net new subscribers compared with a net loss of 22,000 subscribers in the same period last year. The subscriber growth was driven principally by the improvement in the political and economic conditions in Argentina, Brazil and Venezuela as well as lower customer churn throughout major countries in the region. The total number of DIRECTV subscribers in Latin America as of December 31, 2003, was 1.50 million compared to 1.58 million as of December 31, 2002.

Revenues for DIRECTV Latin America increased nearly 13% to $159 million in the quarter primarily due to the consolidation of the financial results of the Puerto Rican and Venezuelan local operating companies as a result of the adoption of FIN 46 on July 1, 2003.

DIRECTV Latin America’s fourth quarter 2003 operating loss before depreciation and amortization and operating loss of $18 million and $66 million, respectively, were higher primarily due to a provision for bad debt expense recorded while in bankruptcy.

Full Year Review – DIRECTV Latin America

In 2003, DIRECTV Latin America lost 83,000 subscribers compared with a loss of 28,000 subscribers in 2002. The higher subscriber losses were principally due to the poor economic conditions and political instability in several of the major countries in the region, as well as the effects from the bankruptcy filing.

DIRECTV Latin America’s revenues declined 12% to $598 million in 2003 due to the revenues generated in 2002 from the World Cup as well as the smaller subscriber base, partially offset by the consolidation of the financial results of the Puerto Rican and Venezuelan local operating companies.

Operating loss before depreciation and amortization was $85 million and operating loss was $285 million in 2003 compared with $202 million and $415 million in 2002, respectively. The lower losses were primarily due to an $80 million loss associated with the World Cup programming in 2002 as well as the rejection of certain contracts in connection with Chapter 11 bankruptcy proceedings in 2003.

Satellite Services

Summary Financial Metrics	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Revenue ($M)	$218	$197	$831	$812
Operating Profit Before Depreciation and Amortization ($M)	$142	$144	$591	$592
Operating Profit ($M)	$61	$71	$278	$256

Fourth Quarter Review – Satellite Services

PanAmSat Corporation, which is approximately 81% owned by Hughes, increased fourth quarter 2003 revenues by 11% to $218 million compared to the same period last year. The increase was due to additional government revenues related to the G2 Satellite SolutionsTM division, which was formed after the acquisition of the assets of Hughes Global Services on March 7, 2003.

PanAmSat’s operating profit before depreciation and amortization and operating profit declined in the quarter to $142 million and $61 million, respectively, primarily due to a change in the revenue mix mostly related to the lower margin government revenues. Also impacting the operating profit comparison was higher depreciation expense in part related to the shorter estimated useful lives of two satellites that experienced anomalies in 2003.

As of December 31, 2003, PanAmSat’s contracts for satellite services representing future payments (backlog) declined to approximately $4.6 billion compared to approximately $4.8 billion at the end of the third quarter of 2003. This decline in part reflects the resolution of issues with customers that previously had been considered to be at risk for non-performance on their contracts with PanAmSat. The year-end 2003 backlog does not include the value of the recently announced agreement with Fox, which made Fox one of PanAmSat’s 5 largest customers.

Full Year Review – Satellite Services

Full year 2003 revenues increased 2% to $831 million principally due to additional government revenues related to the G2 Satellite Solutions division partially offset by lower video service revenues mostly related to the 2002 World Cup, lower termination fee revenues and lower revenues from DIRECTV Latin America.

PanAmSat’s 2003 operating profit before depreciation and amortization of $591 million was essentially unchanged from 2002. Operating profit increased 9% to $278 million due to lower depreciation expense primarily related to satellites that have reached the end of their depreciable lives.

Network Systems

Summary Financial Metrics	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Revenue ($M)	$422	$373	$1,322	$1,170
Operating Profit (Loss) Before Depreciation and Amortization ($M)	$25	$4	$3	$(77)
Operating Profit (Loss) ($M)	$6	$(16)	$(74)	$(151)

Fourth Quarter Review – Network Systems

HNS revenues increased 13% to $422 million in the fourth quarter of 2003 compared to the fourth quarter of 2002. The increase was principally due to higher sales of DIRECTV set-top boxes and increased revenues in the enterprise and residential DIRECWAY broadband businesses. HNS shipped 1,321,000 DIRECTV set-top boxes in the fourth quarter of 2003 compared to 939,000 units in the same period last year. Additionally, as of December 31, 2003, the DIRECWAY service had approximately 180,000 residential subscribers in North America compared to 158,000 one year ago.

HNS generated operating profit before depreciation and amortization of $25 million compared to $4 million in the fourth quarter of 2002. Operating profit in the quarter was $6 million compared to an operating loss of $16 million in the same period last year. These improvements were primarily attributable to a smaller loss in the residential DIRECWAY business due to improved efficiencies associated with the larger subscriber base and increased revenues and profit margin in the enterprise business.

Full Year Review – Network Systems

HNS revenues in 2003 increased 13% to $1.32 billion driven primarily by increased shipments of DIRECTV set-top boxes and higher revenues in the enterprise and residential DIRECWAY broadband businesses. In 2003, HNS shipped over 3.6 million boxes compared with 2.6 million in 2002.

HNS generated operating profit before depreciation and amortization of $3 million in 2003 compared with a loss of $77 million in 2002. Operating loss was $74 million in 2003 compared with a loss of $151 million in the prior year. The improvement was primarily due to a smaller loss in the residential DIRECWAY business due to improved efficiencies associated with the larger subscriber base and increased revenues and profit margins in the DIRECTV set-top box and DIRECWAY enterprise businesses.

BALANCE SHEET AND CASH FLOW

Summary Financial Metrics	September 30,	December 31,
	2003	2003	2002
Cash and Cash Equivalents ($B)	$2.63	$2.26	$1.13
Total Debt ($B)	$4.70	$4.36	$3.12
Net Debt ($B)	$2.07	$2.10	$1.99

In the fourth quarter, Hughes’ consolidated cash balance decreased by $365 million to $2.26 billion and total debt decreased by $337 million to $4.36 billion compared to the September 30, 2003 balances. During the quarter, Hughes generated $243 million of cash flow bringing the total cash flow generated by Hughes to approximately $646 million in 2003. Also in the quarter, Hughes paid GM a special dividend of $275 million related to the split-off of Hughes from GM and PanAmSat made an optional prepayment of $300 million on its $650 million term loan from available cash on hand.

During 2003, DIRECTV U.S. completed several financing transactions, which included $1.40 billion of borrowings under a senior notes offering and approximately $1.23 billion of borrowings under a $1.48 billion credit facility. Approximately $2.56 billion of the proceeds from the financings were distributed to Hughes to repay $506 million of outstanding short-term debt and to fund Hughes’ business plan through projected cash flow breakeven.

CONTACT INFORMATION

Media Contact: Bob Marsocci (310) 964-0888. Investor Relations: (310) 964-0808.

CONFERENCE CALL INFORMATION

A live webcast of Hughes’ fourth quarter 2003 earnings call will be available on the company’s website at www.hughes.com or www.directv.com. The call will begin at 2:00 p.m. ET, today. The dial in number for the call is (913) 981-4900. The webcast will be archived on the Investor Relations portion of the Hughes’ website and a replay of the call will be available (dial in number: 719-457-0820, code: 713211) beginning at 7:00 p.m. ET on Tuesday, February 10 through Sunday, February 15 at 12:59 a.m. ET.

FOOTNOTES

(1) Operating profit (loss) before depreciation and amortization, which is a non-GAAP financial measure, should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with accounting principles generally accepted in the United States of America. Please see Hughes’ and DIRECTV Holdings LLC’s recent SEC filings for further discussion of operating profit (loss) before depreciation and amortization.

(2) Cash Flow is defined as “net cash provided by operating activities” plus “net cash used in investing activities.”

(3) The discussion of financial results for DIRECTV U.S. reflects amounts included in the stand-alone financial statements of DIRECTV Holdings LLC that are included later in this earnings release. Hughes records certain items as corporate expenses in Hughes consolidated financial statements pursuant to Statement of Financial Accounting Standards No. 131, “Disclosure about Segments of an Enterprise and Related Information.” Generally accepted accounting principles also require these expenses to be reflected in the stand-alone financial statements of DIRECTV Holdings LLC. As a result, the DIRECTV U.S. operating profit before depreciation and amortization and operating profit results include approximately $3 million and $3 million of pension expense in the fourth quarter of 2002 and 2003, respectively, and $11 million and $14 million of pension expense for the full year of 2002 and 2003, respectively, which Hughes includes in “Eliminations and Other” for segment reporting purposes in its consolidated statements.

(4) Earnings (loss) per common share is calculated using the weighted average number of common shares outstanding, which was calculated using the number of Hughes’ “HS” common shares outstanding from December 23, 2003 through December 31, 2003 and the number of shares in the GM Class H Dividend Base prior to December 23, 2003.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

NOTE: This release may contain certain statements that Hughes and/or DIRECTV Holdings LLC believe are, or may be considered to be, “forward-looking statements,” within the meaning of various provisions of the Securities Act of 1933 and of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by use of statements that include phrases such as we “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties that could cause Hughes’ and/or DIRECTV U.S.’ actual results to differ materially from historical results or from those expressed or implied by the relevant forward-looking statement. Risk factors which could cause actual performance and future actions to differ materially from forward-looking statements made herein may include, but are not limited to, economic conditions, product demand and market acceptance, government action, local political or economic developments in or affecting countries where Hughes has operations, including political, economic and social uncertainties in many Latin American countries in which the DIRECTV Latin America businesses operate, potential adverse effects of the DIRECTV Latin America, LLC Chapter 11 bankruptcy proceedings, foreign currency exchange rates, ability to obtain export licenses, competition, the outcome of legal proceedings, ability to achieve cost reductions, ability to timely perform material contracts, ability to renew programming contracts under favorable terms, technological risk, limitations on access to distribution channels, the success and timeliness of satellite launches, in-orbit performance of satellites, loss of uninsured satellites, ability of customers to obtain financing and ability to access capital to maintain financial flexibility.

NON-GAAP FINANCIAL RECONCILIATION SCHEDULE*

	Fourth Quarter 2003 Actual	Fourth Quarter 2002 Actual	Full Year 2003 Actual	Full Year 2002 Actual
Hughes
Operating profit/(loss)	$(113)M	$18M	$146M	$(152)M
Plus: depreciation & amortization (D&A)	$273M	$264M	$1,083M	$1,020M

Operating profit before D&A	$160M	$282M	$1,229M	$868M

DIRECTV U.S.
Operating profit	$40M	$77M	$459M	$249M
Plus: D&A	$126M	$122M	$497M	$406M

Operating profit before D&A	$166M	$200M+	$956M	$654M+

DIRECTV Latin America
Operating loss	$(66)M	$(64)M	$(285)M	$(415)M
Plus: D&A	$48M	$52M	$199M	$213M

Operating loss before D&A	$(18)M	$(13)M+	$(85)M+	$(202)M

PanAmSat
Operating profit	$61M	$71M	$278M	$256M
Plus: D&A	$81M	$73M	$313M	$336M

Operating profit before D&A	$142M	$144M	$591M	$592M

Hughes Network Systems
Operating profit/(loss)	$6M	$(16)M	$(74)M	$(151)M
Plus: D&A	$19M	$19M	$76M	$74M

Operating profit (loss) before D&A	$25M	$4M+	$3M+	$(77)M

*	Additional DIRECTV U.S. non-GAAP financial reconciliation is included with the DIRECTV Holdings LLC stand-alone financial statements included in this earnings release.

+	Numbers do not add due to rounding.

###

HUGHES ELECTRONICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002

Revenues
Direct broadcast, leasing and other services	$2,660.7	$2,174.6	$9,240.4	$7,958.6
Product sales	292.3	276.1	880.8	903.9

Total Revenues	2,953.0	2,450.7	10,121.2	8,862.5

Operating Costs and Expenses, Exclusive of Depreciation and Amortization Expenses Shown Separately Below
Broadcast programming and other costs	1,512.7	1,137.0	4,836.6	4,087.9
Cost of products sold	242.8	251.4	790.3	818.6
Selling, general and administrative expenses	1,037.4	780.3	3,265.7	3,088.1
Depreciation and amortization	272.7	263.9	1,082.8	1,020.2

Total Operating Costs and Expenses	3,065.6	2,432.6	9,975.4	9,014.8

Operating Profit (Loss)	(112.6)	18.1	145.8	(152.3)

Interest income	10.2	7.4	42.7	24.5
Interest expense	(71.5)	(60.7)	(312.5)	(334.5)
Reorganization expense	(193.1)	—	(212.3)	—
Other, net	38.0	379.5	—	425.5

Income (Loss) From Continuing Operations Before Income Taxes, Minority Interests and Cumulative Effect of Accounting Changes	(329.0)	344.3	(336.3)	(36.8)

Income tax benefit (expense)	23.9	(117.2)	71.9	27.6
Minority interests in net earnings of subsidiaries	(7.3)	(7.3)	(28.1)	(21.6)

Income (loss) from continuing operations before cumulative effect of accounting changes	(312.4)	219.8	(292.5)	(30.8)
Income (loss) from discontinued operations, net of taxes	2.9	(107.2)	(4.7)	(181.7)

Income (loss) before cumulative effect of accounting changes	(309.5)	112.6	(297.2)	(212.5)
Cumulative effect of accounting changes, net of taxes	—	—	(64.6)	(681.3)

Net Income (Loss)	(309.5)	112.6	(361.8)	(893.8)
Preferred stock dividends	—	—	—	(46.9)

Net Income (Loss) Available to Common Stockholders	$(309.5)	$112.6	$(361.8)	$(940.7)

Basic and Diluted Earnings (Loss) Per Common Share:
Income (loss) from continuing operations before cumulative effect of accounting changes	$(0.22)	$0.16	$(0.21)	$(0.06)
Loss from discontinued operations, net of taxes	—	(0.08)	—	(0.13)
Cumulative effect of accounting changes, net of taxes	—	—	(0.05)	(0.51)

Earnings (Loss) Per Common Share	$(0.22)	$0.08	$(0.26)	$(0.70)

Weighted average common shares outstanding (in millions) (1)	1,383.4	1,381.8	1,382.5	1,343.1

(1)	See footnote 4 on page 8.

HUGHES ELECTRONICS CORPORATION

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

	December 31, 2003 (Unaudited)	December 31, 2002

ASSETS

Current Assets
Cash and cash equivalents	$2,263.3	$1,128.6
Accounts and notes receivable, net of allowances of $121.9 and $102.4	1,205.7	1,133.9
Contracts in process	99.8	165.9
Inventories	271.1	230.3
Prepaid expenses and other	1,095.0	997.7

Total Current Assets	4,934.9	3,656.4
Satellites, net	4,594.7	4,922.6
Property, net	2,016.8	2,017.4
Goodwill, net	5,783.6	5,775.2
Intangible Assets, net	571.7	644.7
Net Investment in Sales-type Leases	116.7	161.9
Investments and Other Assets	935.8	706.9

Total Assets	$18,954.2	$17,885.1

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$1,401.4	$1,039.0
Deferred revenues	170.3	166.4
Short-term borrowings and current portion of long-term debt	217.2	727.8
Accrued liabilities and other	1,059.0	1,269.9

Total Current Liabilities	2,847.9	3,203.1
Long-Term Debt	4,143.8	2,390.0
Other Liabilities and Deferred Credits	1,091.9	1,178.4
Deferred Income Taxes	647.1	581.2
Commitments and Contingencies
Minority Interests	592.4	555.3
Stockholders’ Equity	9,631.1	9,977.1

Total Liabilities and Stockholders’ Equity	$18,954.2	$17,885.1

HUGHES ELECTRONICS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

(Unaudited)

	Years Ended December 31,
	2003	2002
Cash Flows from Operating Activities
Loss from continuing operations before cumulative effect of accounting changes	$(292.5)	$(30.8)
Adjustments to reconcile loss from continuing operations before cumulative effect of accounting changes to net cash provided by operating activities:
Depreciation and amortization	1,082.8	1,020.2
Equity losses from unconsolidated affiliates	81.5	70.1
Net gain from sale of investments	(7.5)	(84.1)
Unrealized (gain) loss on investments	(79.4)	180.6
Net gain on exit of DIRECTV Japan business	—	(41.1)
Loss on disposal of assets	11.4	53.8
Net gain from insurance claim	—	(40.1)
Deferred income taxes and other	10.8	212.6
Change in other operating assets and liabilities
Accounts and notes receivable	(140.5)	(64.3)
Inventories	(39.6)	113.9
Prepaid expenses and other	(2.0)	227.0
Accounts payable	342.3	(179.8)
Accrued liabilities	205.3	71.6
Other	102.8	(282.6)

Net Cash Provided by Operating Activities	1,275.4	1,227.0

Cash Flows from Investing Activities
Investment in companies, net of cash acquired	(23.6)	(27.0)
Net (purchase) sale of short-term investments	17.4	(99.8)
Expenditures for property	(443.9)	(512.3)
Expenditures for satellites	(413.9)	(731.7)
Proceeds from sale of investments	29.8	322.4
Proceeds from insurance claims	102.6	215.0
Other	102.5	0.3

Net Cash Used in Investing Activities	(629.1)	(833.1)

Cash Flows from Financing Activities
Net decrease in short-term borrowings	(515.3)	(1,147.3)
Long-term debt borrowings	2,627.3	1,801.1
Repayment of long-term debt	(868.8)	(183.3)
Debt issuance costs	(70.3)	(85.4)
Stock options exercised	20.0	7.4
Special cash dividend paid to General Motors	(275.0)	—
Preferred stock dividends paid to General Motors	—	(68.7)
Payment of Raytheon settlement	—	(134.2)

Net Cash Provided by Financing Activities	917.9	189.6

Net Cash Provided by Continuing Operations	1,564.2	583.5
Net Cash Used in Discontinued Operations	(429.5)	(155.0)

Net increase in cash and cash equivalents	1,134.7	428.5
Cash and cash equivalents at beginning of the year	1,128.6	700.1

Cash and cash equivalents at the end of the year	$2,263.3	$1,128.6

HUGHES ELECTRONICS CORPORATION

SELECTED SEGMENT DATA

(Dollars in Millions)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002

DIRECT-TO-HOME BROADCAST
Total Revenues	$2,413.7	$1,952.7	$8,291.9	$7,120.9
Operating Profit Before Depreciation and Amortization (1)	151.6	189.6	884.1	406.3
Operating Profit Before Depreciation and Amortization Margin (1)	6.3%	9.7%	10.7%	5.7%
Operating Profit (Loss)	$(22.5)	$15.6	$187.8	$(212.8)
Operating Profit Margin	N/A	0.8%	2.3%	N/A
Depreciation and Amortization	$174.1	$174.0	$696.3	$619.1
Capital Expenditures	228.5	116.2	446.9	470.0

SATELLITE SERVICES
Total Revenues	$217.6	$196.8	$831.0	$812.3
Operating Profit Before Depreciation and Amortization (1)	141.6	144.4	591.0	591.6
Operating Profit Before Depreciation and Amortization Margin (1)	65.1%	73.4%	71.1%	72.8%
Operating Profit	$61.0	$71.4	$278.2	$255.9
Operating Profit Margin	28.0%	36.3%	33.5%	31.5%
Depreciation and Amortization	$80.6	$73.0	$312.8	$335.7
Capital Expenditures	16.9	34.3	104.1	294.3

NETWORK SYSTEMS
Total Revenues	$422.3	$372.5	$1,322.0	$1,169.9
Operating Profit (Loss) Before Depreciation and Amortization (1)	25.3	3.6	2.5	(76.8)
Operating Profit Before Depreciation and Amortization Margin (1)	6.0%	1.0%	0.2%	N/A
Operating Profit (Loss)	$6.0	$(15.5)	$(73.7)	$(150.5)
Operating Profit Margin	1.4%	N/A	N/A	N/A
Depreciation and Amortization	$19.3	$19.1	$76.2	$73.7
Capital Expenditures	74.8	85.0	165.9	400.4

ELIMINATIONS and OTHER
Total Revenues	$(100.6)	$(71.3)	$(323.7)	$(240.6)
Operating Loss Before Depreciation and Amortization (1)	(158.4)	(55.6)	(249.0)	(53.2)
Operating Loss	(157.1)	(53.4)	(246.5)	(44.9)
Depreciation and Amortization	(1.3)	(2.2)	(2.5)	(8.3)
Capital Expenditures	58.7	24.6	140.9	79.3

TOTAL
Total Revenues	$2,953.0	$2,450.7	$10,121.2	$8,862.5
Operating Profit Before Depreciation and Amortization (1)	160.1	282.0	1,228.6	867.9
Operating Profit Before Depreciation and Amortization Margin (1)	5.4%	11.5%	12.1%	9.8%
Operating Profit (Loss)	$(112.6)	$18.1	$145.8	$(152.3)
Operating Profit Margin	N/A	0.7%	1.4%	N/A
Depreciation and Amortization	$272.7	$263.9	$1,082.8	$1,020.2
Capital Expenditures	378.9	260.1	857.8	1,244.0

(1)	See footnote 1 on page 8.

The Following Pages Reflect DIRECTV U.S.’ Financial Statements and

Other Data as a Stand Alone Entity

DIRECTV HOLDINGS LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Millions)

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2003	2002	2003	2002
Revenues	$2,255.1	$1,812.8	$7,695.6	$6,444.6
Operating Costs and Expenses, exclusive of depreciation and amortization expense shown separately below
Programming and other costs	1,048.3	795.4	3,216.8	2,673.8
Subscriber service expenses	157.0	166.7	623.5	611.4
Subscriber acquisition costs:
Third party customer acquisitions	402.8	328.7	1,388.4	1,343.6
Direct customer acquisitions	146.0	67.5	395.1	179.2
Retention, upgrade and other marketing costs	170.5	82.2	496.3	368.4
Broadcast operations expenses	34.5	34.9	133.4	128.0
General and administrative expenses	130.2	137.9	486.3	485.9
Depreciation and amortization expense	125.9	122.4	497.0	405.6

Total Operating Costs and Expenses	2,215.2	1,735.7	7,236.8	6,195.9

Operating Profit	39.9	77.1	458.8	248.7
Interest expense, net	(50.9)	(17.6)	(192.0)	(91.6)
Other income (loss), net	—	(97.4)	(4.0)	62.0

Income (Loss) Before Income Taxes	(11.0)	(37.9)	262.8	219.1
Income tax benefit (expense)	4.2	13.4	(98.5)	(83.3)

Net Income (Loss)	$(6.8)	$(24.5)	$164.3	$135.8

DIRECTV HOLDINGS LLC

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

(Unaudited)

	December 31, 2003	December 31, 2002
ASSETS
Current Assets
Cash and cash equivalents	$390.9	$14.1
Accounts receivable, net of allowances of $51.2 and $54.3	679.7	506.7
Inventories, net	100.0	62.6
Prepaid expenses and other	555.6	545.8

Total Current Assets	1,726.2	1,129.2
Satellites, net	1,081.5	1,011.3
Property, net	732.3	838.6
Goodwill, net	2,891.1	2,888.5
Intangible Assets, net	549.7	623.7
Other Assets	109.5	87.3

Total Assets	$7,090.3	$6,578.6

LIABILITIES AND OWNER’S EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$1,470.4	$1,139.2
Unearned subscriber revenue and deferred credits	164.1	156.6
Current portion of long-term debt	200.6	—

Total Current Liabilities	1,835.1	1,295.8
Long-Term Debt	2,424.4	—
Other Liabilities and Deferred Credits	417.1	477.6
Deferred Income Taxes	274.2	246.7
Commitments and Contingencies
Owner’s Equity
Capital stock and additional paid-in capital	2,798.9	5,385.1
Accumulated deficit	(659.4)	(823.7)

Subtotal Owner’s Equity	2,139.5	4,561.4

Accumulated Other Comprehensive Loss
Accumulated unrealized losses on securities	—	(2.9)

Total Owner’s Equity	2,139.5	4,558.5

Total Liabilities and Owner’s Equity	$7,090.3	$6,578.6

DIRECTV HOLDINGS LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

(Unaudited)

	Years Ended December 31,
	2003	2002
Cash Flows from Operating Activities
Net Income	$164.3	$135.8
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	497.0	405.6
Net loss on sale or disposal of property	3.7	20.3
Net gain on sale of investments	—	(161.3)
Net loss on writedown of investments	—	99.3
Cost of employee benefit programs	20.0	10.5
Amortization of debt issuance costs	7.0	—
Deferred income taxes and other	37.7	83.3
Change in other operating assets and liabilities
Accounts receivable, net	(173.0)	(35.8)
Inventories	(37.4)	3.6
Prepaid expenses and other	(21.8)	(13.1)
Other assets	(13.1)	(11.8)
Accounts payable and accrued liabilities	331.2	(151.8)
Unearned subscriber revenue and deferred credits	7.5	(6.0)
Other liabilities and deferred credits	(60.5)	(224.8)

Net Cash Provided by Operating Activities	762.6	153.8

Cash Flows from Investing Activities
Expenditures for property and equipment	(228.2)	(268.0)
Expenditures for satellites	(160.8)	(111.4)
Proceeds from sale of property and investments	0.6	220.1

Net Cash Used in Investing Activities	(388.4)	(159.3)

Cash Flows from Financing Activities
Net cash contribution from Parent	4.9	4.2
Cash proceeds from financing transactions, net	2,625.0	—
Distribution to Parent	(2,558.5)	—
Debt issuance costs	(68.8)	—

Net Cash Provided by Financing Activities	2.6	4.2

Net increase (decrease) in cash and cash equivalents	376.8	(1.3)
Cash and cash equivalents at beginning of the year	14.1	15.4

Cash and cash equivalents at end of the year	$390.9	$14.1

Supplemental Cash Flow Information
Interest paid	$161.5	$150.0
Income taxes paid	$63.0	—

DIRECTV HOLDINGS LLC

Non-GAAP Financial Reconciliation and Other Data

(Unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2003	2002	2003	2002
	(dollars in millions)
Operating Profit	$39.9	$77.1	$458.8	$248.7
Add back: Subscriber acquisition costs:
Third party customer acquisitions	402.8	328.7	1,388.4	1,343.6
Direct customer acquisitions	146.0	67.5	395.1	179.2
Depreciation and amortization expense	125.9	122.4	497.0	405.6

Subtotal	674.7	518.6	2,280.5	1,928.4

Pre-marketing margin*	$714.6	$595.7	$2,739.3	$2,177.1

Pre-marketing margin as a percentage of revenue*	31.7%	32.9%	35.6%	33.8%

Other Data
	For the Three Months Ended December 31,		For the Years Ended December 31,
	2003	2002	2003	2002
Average monthly revenue per subscriber (ARPU)	$71.70	$64.70	$63.90	$59.80
Average monthly churn %	1.45%	1.5%	1.5%	1.6%
Average subscriber acquisition costs (SAC)	$640	$555	$595	$540
Total number of subscribers-platform (000’s)	12,212	11,176	12,212	11,176
Total owned and operated subscribers (000’s)	10,680	9,493	10,680	9,493
Capital expenditures (000’s)	$213.0	$90.2	$389.0	$379.4

(*) Pre-Marketing Margin, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is calculated by adding amounts under the captions “Subscriber acquisition costs” and “Depreciation and amortization expense” to “Operating Profit”. This financial measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. Hughes and DIRECTV U.S. management use Pre-Marketing Margin to evaluate the profitability of DIRECTV U.S.’s current subscriber base for the purpose of allocating resources to discretionary activities such as, adding new subscribers, retaining and upgrading existing subscribers and for capital expenditures. To compensate for the exclusion of “Subscriber acquisition costs” management also uses operating profit and operating profit before depreciation and amortization expense to measure profitability.

Hughes and DIRECTV U.S. believe this measure is useful to investors, along with other GAAP measures (such as revenues, operating profit and net income), to compare DIRECTV U.S.’s operating performance to other communications, entertainment and media companies. Hughes and DIRECTV U.S. believe that investors also use current and projected Pre-Marketing Margin to determine the ability of DIRECTV U.S.’s current and projected subscriber base to fund discretionary spending and to determine the financial returns for subscriber additions.